Exhibit 10.12.2

FORM OF STOCK APPRECIATION RIGHT AGREEMENT FOR THE MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN (FOR NON-EMPLOYEE DIRECTORS)

THIS AGREEMENT is made on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and <<PARTICIPANT NAME>> (“Director”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company wishes to award to designated directors certain stock appreciation right awards (“SARs” or “Awards”) as provided in Article 12 of the Plan; and

WHEREAS, Director has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of “SARs” under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Director has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated <<DATE>>, which contains, among other things, a detailed description of the SAR provisions of the Plan. Director further acknowledges that he has read the Prospectus and this Agreement and that the Director understands the provisions thereof.

2. Interpretation. The provisions of the Plan are incorporated by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of SARs. The Company hereby grants to Director as of the Grant Date SARs on <<QTY GRANTED>> shares of the Company's Common Stock (the "SAR Shares"), subject to the terms and conditions of the Plan and Director's acceptance of this Agreement. Under this Agreement, upon satisfying the conditions for exercising SARs as set forth in paragraphs 5 and 6 below, Director shall receive a number of shares of Common Stock of the Company equal to the number of SAR shares that are being exercised under such SARs multiplied by the quotient of (a) the Final Value minus the Base Value, divided by (b) the Final Value.

4. Base Value and Final Value. Subject to Paragraph 12 hereof, the Base Value per share of the SAR Shares is <<Base Value >> and the Final Value is the Fair Market Value of a Share of Common Stock of the Company as of the date the SARs are exercised.

5. Waiting Period and Exercise Dates. The SAR Shares may not be exercised during the one-year period following the Grant Date (the "waiting period"). Following the waiting period, all or a portion of the SAR Shares may be exercised. To the extent that the SARs are not exercised by Director when they become initially exercisable, the SARs shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the SARs shall not be exercisable after the expiration of ten (10) years from the Grant Date or sooner as set forth in paragraph 9, if applicable. Exercise of the SARs shall not be dependent upon the prior or sequential exercise of any other SARs heretofore granted to Director by the Company.

6. Method of Exercising SAR. To exercise the SARs, the person entitled to exercise the SARs must provide a signed written notice or the equivalent to the Company or its designee, as prescribed in the administrative procedures of the Plan, stating the number of SAR Shares with respect to which the SARs are being exercised. The SARs may be exercised by undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon satisfying the conditions for exercise, the Company shall, provide confirmation from the Plan record keeper that the transfer agent for the common stock of the Company is holding shares for the account of such person in a certificateless account. The exercise of the SARs may be made by any other means that the Committee determines to be consistent with the Plan's purpose and applicable law.

7. Rights as a Shareholder. Director shall have no rights as a shareholder with respect to any SAR Shares covered by the SARs granted hereby until the date of acquisition by Director of such SAR Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

8. Non-Assignability. The SARs shall not be assignable or transferable by Director except by will or by the laws of descent and distribution. During Director's lifetime, the SARs may be exercised only by Director or, in the event of incompetence, by Director's legally appointed guardian.

9. Effect of Termination of Status as Director. If Director ceases to be a Director of the Company for any reason except death, the SARs will continue to be exercisable until the expiration of such SARs in accordance with its original term. In the event of the death of Director, the SARs shall be exercisable by Director’s personal representative, heirs or legatees at any time prior to the expiration of one year from the date of the death of Director, but in no event after the term for which the SARs were granted.

10. Consent. By executing this Agreement, Director consents to the collection, maintenance and processing of Director's personal information (such as Director's name, home address, home telephone number and email address, social security number, assets and income information, birth date, date of commencement and termination as a Director, citizenship, marital status) by the Company and the Company's service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Award Date through the Exercise Date), (ii) providing Director with services in connection with Director's participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Director may consent (“Permitted Purposes”). Director’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Director's personal information is collected from the following sources:

a.	from this Agreement, investor questionnaires or other forms that Director submits to the Company or contracts that Director enters into with the Company;

b.	from Director's transactions with the Company, the Company's affiliates and service providers;

c.	from Director's service records with the Company; and

d.	from meetings, telephone conversations and other communications with Director.
In addition, Director further consents to the Company disclosing Director's personal information to the Company's third party service providers and affiliates and other entities in connection with the services the Company provides related to Director's participation in the Plan, including:

a.	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

b.	other service providers to the Plan, such as accounting, legal, or tax preparation services;

c.	regulatory authorities; and

d.	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.
Where Director's personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Director's personal information in accordance with the Company’s instructions.

Director's personal information is maintained on the Company's networks and the networks of the Company's service providers, which may be in the United States or other countries other than the country in which this Award was granted. Director acknowledges and agrees that the transfer of Director's personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Director' expressly consents to the transfer of Director's personal information outside of the European Economic Area. Director may access Director's personal information to verify its accuracy, update Director's personal information and/or by request a copy of Director’s personal information by contacting the Senior Vice President, Compensation and Benefits. Director may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials.

11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan.

12. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the SARs or the purchase or issuance of SAR Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the SARs.

13. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the SARs shall adversely affect in any material way the SARs without the written consent of Director.

14. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the SARs Administrator (Department 935.40), and if to Director, may be delivered personally or mailed to Director at his or her address on the records of the Company.

15. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 9 above and the provisions of the Plan, to the personal representatives, legatees and heirs of Director.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	DIRECTOR

<<PARTICIPANT NAME>>
Executive Vice President and Global Chief Human Resources Officer	Director Signature